Exhibit 16.1

July 17, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read item 4.01 of Form 8-K dated July 11, 2024, of NKGen Biotech, Inc. and are in agreement with the statements contained in the third sentence of the first paragraph as it relates to the date of notification of our dismissal and with the statements contained in the second, third, and fifth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP